Exhibit 3.1

SEVEN HILLS REALTY TRUST

AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST

(Dated September 30, 2021)

TABLE OF CONTENTS

ARTICLE I

NAME AND DEFINITIONS

Section 1.1	Name	1
Section 1.2	Definitions	1

ARTICLE II

PURPOSE

ARTICLE III

SHARES

Section 3.1	Division of Beneficial Interest	3
Section 3.2	Ownership of Shares	4
Section 3.3	Investments in the Trust	5
Section 3.4	Share Restrictions	5
Section 3.5	No Preemptive Rights	5
Section 3.6	Derivative Claims	5
Section 3.7	Direct Claims	6
Section 3.8	Arbitration	6
Section 3.9	Status of Shares and Limitation of Personal Liability	7

ARTICLE IV

THE TRUSTEES

Section 4.1	Number and Classes of Trustees; Term of Office; Qualifications of Trustees	7
Section 4.2	Vacancies; Resignation; Removal	8
Section 4.3	Effect of Death, Resignation, etc. of a Trustee	8
Section 4.4	Powers	9
Section 4.5	Management and Distribution Services	9

ARTICLE V

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 5.1	Definitions	10
Section 5.2	Equity Shares	12
5.2.1	Ownership Limitations.	12

5.2.2	Remedies for Breach	14
5.2.3	Notice of Restricted Transfer	14
5.2.4	Owners Required to Provide Information	14
5.2.5	Ambiguity	15
5.2.6	Exceptions.	15
5.2.7	Increase or Decrease in Ownership Limit	16
Section 5.3	Transfer of Equity Shares.	17
5.3.1	Ownership in Charitable Trust	17
5.3.2	Status of Shares Held by a Charitable Trustee	17
5.3.3	Ordinary Dividend and Voting Rights	18
5.3.4	Rights upon Liquidation	18
5.3.5	Extraordinary Distribution and Sale of Shares by Charitable Trustee	18
5.3.6	Trust’s Purchase Right in Excess Shares	19
5.3.7	Designation of Charitable Beneficiaries	19
5.3.8	Retroactive Changes	20
Section 5.4	Costs, Expenses and Compensation of Charitable Trustee and the Trust	20
5.4.1	Indemnification of the Charitable Trustee	20
5.4.2	Compensation	20
5.4.3	Reimbursement of Costs, Expenses and Compensation	20
Section 5.5	Transactions on a National Securities Exchange	20
Section 5.6	Authority and Enforcement	21
Section 5.7	Non-Waiver	21
Section 5.8	Enforceability	21
Section 5.9	Continued Effect	21
Section 5.10	Legend	21

ARTICLE VI

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

Section 6.1	General	21
Section 6.2	Voting Powers as to Certain Transactions	21
Section 6.3	Voting Rights	22
Section 6.4	Shareholder Meetings	22
Section 6.5	Inspection of Records	22

ARTICLE VII

DISTRIBUTIONS

Section 7.1	Distributions	23

Section 11.2	Amendments by Shareholders and Trustees	30
Section 11.3	Bylaws	30
Section 11.4	Construction	30

SEVEN HILLS REALTY TRUST

AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

THIS AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST is made on September 30, 2021 for the purpose of governing a Maryland statutory trust in accordance with the provisions hereinafter set forth.

WHEREAS, the Trust is a statutory trust within the meaning of the Act; and

WHEREAS, the Trust was formed by the filing of a Certificate of Trust with the State Department of Assessments and Taxation of Maryland; and

WHEREAS, the governing instrument of the Trust, as that term is defined in the Act, shall be this Declaration together with any Bylaws adopted in accordance herewith for the regulation and management of the affairs of the Trust; and

WHEREAS, the Trust was previously formed to carry on the business of an investment company and has transitioned its business from a registered investment company to a mortgage REIT as of January 5, 2021;

WHEREAS, Articles of Merger were filed on the date hereof with the State Department of Assessments and Taxation of Maryland whereby the name of the Trust was changed from “RMR Mortgage Trust” to “Seven Hills Realty Trust”; and

WHEREAS, the Trust intends to qualify for taxation as a REIT under the Code and make certain administrative changes on account thereof.

NOW, THEREFORE, the Trust hereby will be governed by this Declaration.

ARTICLE I

NAME AND DEFINITIONS

Section 1.1          Name. This Trust shall be known as “Seven Hills Realty Trust” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Section 1.2          Definitions. Whenever used herein, unless otherwise required by the context or specifically provided:

(a)            “Act” means the Maryland Statutory Trust Act, as amended from time to time;

(b)            “Board of Trustees” shall mean the Board of Trustees of the Trust or any duly authorized committee thereof.

(c)            “Bylaws” means the Bylaws of the Trust, as amended or restated from time to time;

(d)            “Certificate of Trust” means the Certificate of Trust of the Trust, as it may be further amended, supplemented or restated, as filed with the State Department of Assessments and Taxation of Maryland;

(e)            “class” or “class of Shares” refers to the division of Shares into two or more classes as provided in Section 3.1;

(f)            “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, all as amended from time to time. All references to specific sections of the Code shall include applicable successor provisions;

(g)            “Declaration” means this Agreement and Declaration of Trust, as it may be amended or restated from time to time;

(h)            “Exchange Act” means the Securities Exchange Act of 1934, as amended;

(i)            “Person” means an individual, corporation, limited liability company, partnership, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit (as defined in Article V) applies;

(j)            “REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code;

(k)            “series” or “series of Shares” refers to the division of Shares representing any class into two or more series as provided in Section 3.1;

(l)            “Shareholder” means a record owner of Shares;

(m)            “Shares” means the equal proportionate transferable units into which the beneficial interest in the Trust shall be divided from time to time or, if more than one class or series of Shares is authorized by the Trustees, the equal proportionate transferable units into which each class or series of shares shall be divided from time to time;

(n)            “Tremont Capital” means Tremont Realty Capital LLC, the Trust’s manager, or any successor manager to the Trust;

(o)            “Trust” means the Maryland statutory trust governed by this Declaration, as it may be amended or restated from time to time; and

(p)            “Trustees” refers to the Trustees of the Trust named herein or elected in accordance with Article IV.

ARTICLE II

PURPOSE

The purposes for which the Trust is formed are to engage in any lawful act or activity for which statutory trusts may be organized under the general laws of the State of Maryland as now or hereinafter in force, including engaging in business as a REIT.

ARTICLE III

SHARES

Section 3.1          Division of Beneficial Interest. The Trustees may, without Shareholder approval, authorize one or more classes or series of Shares, with Shares of each such class or series having such par value and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Trustees may determine. Subject to applicable law, the Trustees may, without Shareholder approval, authorize the Trust to issue subscription or other rights representing interests in Shares to existing Shareholders or other persons subject to such terms and conditions as the Trustees may determine. The number of Shares of each class or series authorized shall be unlimited, except as the Bylaws may otherwise provide, and the Shares so authorized may be represented in part by fractional shares. The Trustees may without Shareholder approval from time to time divide or combine the Shares of any class or series into a greater or lesser number without thereby changing the proportionate beneficial interest in the class or series.

The Shares shall initially be divided into one class, a class of an unlimited number of common Shares, $0.001 par value per share (the “Common Shares”), having the powers, preferences, rights, qualifications, limitations and restrictions described below. The Trust may also, from time to time, issue a class of an unlimited number of preferred Shares (the “Preferred Shares”), having the powers, preferences, rights, qualifications, limitations and restrictions as the Trustees may determine.

(a)            Subject to the rights of the holders of the Preferred Shares, if any, in the event of the termination of the Trust, the holders of the Common Shares shall be entitled to receive pro rata the net distributable assets of the Trust.

(b)            The holders of the Common Shares shall not, as such holders, have any right to acquire, purchase or subscribe for any Common Shares or securities of the Trust which it may hereafter issue or sell, other than such right, if any, as the Board of Trustees in its discretion may determine.

(c)            Subject to the rights of the holders of the Preferred Shares, if any, dividends or other distributions, when, as and if declared by the Board of Trustees, shall be shared equally by the holders of Common Shares on a share for share basis. The Board of Trustees may direct that any dividends or other distributions or any portion thereof as declared and distributed shall be paid in cash to the holder, or, alternatively, may direct that any such dividends be reinvested in full and fractional Shares of the Trust.

(d)            The Trust may hold as treasury shares (of the same or some other series), reissue for such consideration and on such terms as they may determine, or cancel any Common Shares of any series reacquired by the Trust at their discretion from time to time. Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust.

(e)            Common Shares may be issued from time to time, without the vote of the Shareholders (or, if the Board of Trustees in its sole discretion deems advisable, with a vote of Shareholders), either for cash or for such other consideration (which may be in any one or more instances a certain specified consideration or certain specified considerations) and on such terms as the Board of Trustees, from time to time, may deem advisable, and the Trust may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of liabilities).

(f)            The Trust may issue Common Shares in fractional denominations to the same extent as its whole Shares, and Shares in fractional denominations shall be Common Shares having proportionately to the respective fractions represented thereby all the rights of whole Shares, including, without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon termination of the Trust, but excluding the right to receive a certificate representing fractional Shares.

Section 3.2          Ownership of Shares. The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent. Shares shall be evidenced by certificates or, at the election of a Shareholder, in book-entry form. Certificates shall be executed on behalf of the Trust by the Chief Executive Officer, if any, the President or a Vice President and by the Treasurer or Secretary. Such signatures may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Trust with the same effect as if such individual were such officer at the time of its issue. Subject to the foregoing, the trustees may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each class and series and as to the number of Shares of each class and series held from time to time by each Shareholder.

Section 3.3          Investments in the Trust. The Trustees shall accept investments in the Trust from such persons and on such terms and, subject to any requirements of law, for such consideration, which may consist of cash or tangible or intangible property or a combination thereof, as the Trustees may from time to time determine.

Section 3.4          Share Restrictions. Notwithstanding any provision herein to the contrary, but subject to the principles of Section 10.4, any purchase or transfer or purported purchase or transfer of Shares to any person whose holding of the Shares of the Trust may cause the Trust to incur a liability for any tax imposed under the Code that would not otherwise be imposed but for the purchase or transfer of the Shares to such person, shall be void ab initio. Any Shares purportedly transferred to or retained by such a person may, at the option of the Trust, be repurchased by the Trust at the lesser of market value or net asset value at the time of repurchase. A legend describing the foregoing restrictions may be placed on share certificates or in book entry, depending on whether the applicable Shares are issued in certificated or book entry form.

Section 3.5          No Preemptive Rights. Shareholders shall have no preemptive or other right to receive, purchase or subscribe for any additional Shares or other securities issued by the Trust.

Section 3.6          Derivative Claims. No Shareholder shall have the right to bring or maintain any action, proceeding or claim on behalf of the Trust or any series or class of Shares or Shareholders (a)(i) unless such Shareholder is a Shareholder at the time such action, proceeding or claim is commenced and such Shareholder continues to be a Shareholder throughout the duration of such action, proceeding or claim and (ii)(1) at the time of the transaction or event underlying such action, proceeding or claim, such Shareholder was a Shareholder or (2) such Shareholder’s status as a Shareholder devolved upon the Shareholder by operation of law or pursuant to the terms of this Declaration from a person who was a Shareholder at the time of the transaction or event underlying such action, proceeding or claim and (b) without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim and such demand has the support of Shareholders owning a majority of the outstanding class or series of Shares affected by the proposed action, proceeding or suit. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the plaintiff makes a specific showing that irreparable non-monetary injury to the Trust or series or class of Shares or Shareholders would otherwise result. Such demand shall be mailed to the Secretary at the Trust’s principal office and shall set forth with particularity the nature of the proposed action, proceeding or claim and the essential facts relied upon by the Shareholder to support the allegations made in the demand. The Independent Trustees (as that term is defined in the Bylaws) shall consider such demand. In their sole discretion, the Independent Trustees may submit the matter to a vote of Shareholders or a series or class of Shares, as appropriate. Any decision by the Independent Trustees to bring, maintain or settle such action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon all Shareholders who will be prohibited from maintaining separate competing actions, proceedings or suits on the same subject matter. Any decision by the Independent Trustees not to bring or maintain an action, proceeding or suit on behalf of the Trust or a series or class of Shares shall be subject to the right of the Shareholders to vote on whether or not such action, proceeding or suit should or should not be brought or maintained as a matter presented for Shareholder consideration pursuant to the provisions of the Bylaws; and the vote of Shareholders required to override the Independent Trustees’ decision and to permit the Shareholder(s) to proceed with the proposed action, proceeding or suit shall be 75% of the outstanding class or series of Shares affected by the proposed action, proceeding or suit.

Section 3.7          Direct Claims. No series or class or group of Shareholders shall have the right to bring or maintain a direct action or claim for monetary damages against the Trust or the Trustees predicated upon an express or implied right of action under this Declaration, nor shall any single Shareholder, who is similarly situated to one or more other Shareholders with respect to the alleged injury, have the right to bring such an action, unless the series or class or group of Shareholders or Shareholder has obtained authorization from the Trustees to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees except only rights of action by Shareholders specifically authorized by applicable law. A request for authorization shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed action, proceeding or claim and the essential facts relied upon by the series or class or group of Shareholders or Shareholder to support the allegations made in the request. The Trustees shall consider such request. In their sole discretion, the Trustees may submit the matter to a vote of Shareholders of the Trust or series or class or group of Shares, as appropriate. Any decision by the Trustees to settle or to authorize such action, proceeding or claim, or to submit the matter to a vote of Shareholders, shall be binding upon the series or class or group of Shareholders or Shareholder seeking authorization who will be prohibited from maintaining separate competing actions, proceedings or suits on the same subject matter. Any decision by the Trustees not to authorize an action, proceeding or suit by a series or class or group of Shareholders shall be subject to the right of the Shareholders to vote on whether such action, proceeding or suit should or should not be brought or maintained as a matter presented for Shareholder consideration pursuant to the provisions of the Bylaws; and the vote of Shareholders required to override the Trustees decision and to permit the Shareholder(s) to proceed with the proposed action, proceeding or suit shall be a majority of the outstanding Shares, series or class or group which are affected by the proposed action, proceeding or suit. For purposes of this Section 3.7, the term “Shareholder” or “Shareholders” includes a former Shareholder or former Shareholders.

Section 3.8          Arbitration. Any disputes, claims or controversies brought by or on behalf of a Shareholder (which, for purposes of this Section 3.8, shall mean any Shareholder or any beneficial owner of Shares, or any former Shareholder or beneficial owner of Shares), either on his, her or its own behalf, on behalf of the Trust or on behalf of any series or class of Shares or Shareholders against the Trust or any Trustee, officer, manager (including Tremont Capital or its successor), agent or employee of the Trust, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Declaration or the Bylaws (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes, may be subject to final and binding arbitration as provided in the Bylaws.

Section 3.9          Status of Shares and Limitation of Personal Liability. Shares shall be deemed to be personal property giving only the rights provided in this Declaration and the Bylaws. Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms of this Declaration and the Bylaws and to have become a party hereto and thereto. The death of a Shareholder during the continuance of the Trust shall not operate to terminate the Trust nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust. Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares afford Shareholders the status of partners of the Trust. For the avoidance of doubt, Shareholders shall have no rights, privileges, claims or remedies under any contract or agreement entered into by the Trust with any service provider or other agent to or contractor with the Trust, including, without limitation, any third party beneficiary rights, except as may be expressly provided in any such contract or agreement. Neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor except as specifically provided herein or in the Bylaws to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.

Section 3.10          Tax on Disqualified Organizations. In accordance with Treasury Regulations § 1.860E-2(b)(4), the Board of Trustees may, in its sole discretion, cause the Trust to reduce the distributions payable to any “disqualified organization” (as defined in Section 860E(e)(5) of the Code) to the extent the Trust incurs any tax liability as a result of such disqualified organization’s ownership of Shares with respect to: (a) any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Trust; or (b) any similar income of the Trust resulting under Section 7701(i)(3) of the Code.

ARTICLE IV

THE TRUSTEES

Section 4.1          Number and Classes of Trustees; Term of Office; Qualifications of Trustees. The Trustees who are signatories to this Declaration on the date hereof, and such other persons as the Trustee or Trustees then in office shall elect, shall serve until the first meeting of Shareholders at which Trustees of his or her Class (as defined below) are elected and until his or her successor is elected and qualified, or until he or she sooner dies, resigns, retires, or is disqualified or removed from office. Any person serving as Trustee shall meet the criteria for office set forth from time to time in the Bylaws. Subject to the voting powers of one or more classes or series of Shares as set forth in the Bylaws, the number of Trustees shall be such number as shall be fixed from time to time by the Trustees; provided, however, that the number of Trustees shall in no event be less than three.

Annual meetings of Shareholders shall be held as specified in the Bylaws. The Trustees shall be classified, with respect to the time for which they severally hold office, into the following three classes (each a “Class”): Class III, whose term expires at the first annual meeting succeeding the initial annual meeting; Class I, whose term expires at the second annual meeting succeeding the initial annual meeting; and Class II, whose term expires at the initial meeting. Each Class shall consist of at least one Trustee. At each annual meeting beginning with the initial annual meeting, the successors of the Class of Trustees whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election, with each Trustee holding office until the expiration of the term of the relevant Class and the election and qualification of his or her successor, or until he or she sooner dies, resigns, retires, or is disqualified or removed from office.

The Trustees shall assign by resolution Trustees to each of the three Classes. The Trustees also may determine by resolution those Trustees in each Class that shall be elected by Shareholders of a particular class or series of Shares. If the number of Trustees is changed, any increase or decrease shall be apportioned among the Classes by resolution of the Trustees. No reduction in the number of Trustees shall have the effect of removing any Trustee from office prior to the expiration of his or her term unless the Trustee is specifically removed pursuant to Section 4.2 at the time of the decrease. Except as provided in this Section 4.1 or Section 4.2, Trustees shall be elected only at an annual meeting of Shareholders.

Section 4.2          Vacancies; Resignation; Removal. Vacancies on the Board of Trustees, whether resulting from an increase in the number of Trustees or otherwise, shall be filled in the manner provided in the Bylaws.

Any Trustee may resign or retire as a Trustee by an instrument in writing signed by him and delivered to the Secretary of the Trust, and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms of the instrument. Except as required by applicable law, a Trustee may be removed from office (a) for Cause (as hereinafter defined) only, and not without Cause, by the affirmative vote of all the remaining Trustees or (b) for Cause only, and not without Cause, by the action of at least 75% of the outstanding Shares of the classes or series of Shares entitled to vote for the election of such Trustee. A Trustee judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment. Upon the resignation or removal of any Trustee, or his or her otherwise ceasing to be a Trustee, he or she shall execute and deliver such documents as the remaining Trustees shall require for the conveyance of any Trust property held in his or her name, shall account to the remaining trustees as they require for all property which he or she holds as Trustee and shall thereupon be discharged as Trustee. Upon the incapacity or death of any Trustee, his or her legal representative shall perform the acts set forth in the preceding sentence and the discharge mentioned therein shall run to such legal representative and to the incapacitated Trustee or the estate of the deceased Trustee, as the case may be. “Cause” for these purposes shall be as defined in the Bylaws.

Section 4.3           Effect of Death, Resignation, etc. of a Trustee. The death, declination, resignation, retirement, removal, disqualification or incapacity of the Trustees, or any one of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration. Until vacancies are filled, the remaining Trustee or Trustees (even though fewer than three) may exercise the powers of the Trustees hereunder.

Section 4.4          Powers. Subject to any express limitations contained in this Declaration or in the Bylaws, (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees, (b) the Board of Trustees shall have full, exclusive and absolute power, control and authority over any and all property of the Trust and (c) the Board of Trustees shall have the exclusive power to take or authorize any action within the powers of the Trust under the Act, the Certificate of Trust, this Declaration of Trust and the Bylaws including, without limitation, the power to authorize or approve any action that would otherwise require the approval of one or more Shareholders under the Act. The Board of Trustees may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. This Declaration shall be construed with the presumption in favor of the grant of power and authority to the Board of Trustees. Any construction of this Declaration or determination made in good faith by the Board of Trustees concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in this Declaration or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Trustees under the general laws of the State of Maryland or any other applicable laws.

Without limiting the foregoing, the Board of Trustees, without any action by or approval of the Shareholders, shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a REIT, to determine that compliance with any restriction or limitations on ownership and transfers of Shares set forth in Article V is no longer required in order for the Trust to qualify for taxation as a REIT, to adopt, amend and repeal the Bylaws, to elect officers in the manner prescribed in the Bylaws, to solicit proxies from holders of Shares and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Any action to be taken by the Trustees may be taken within or without the State of Maryland.

Section 4.5          Management and Distribution Services. The Trustees may, at any time and from time to time, contract for exclusive or nonexclusive management services with any corporation, trust, association or other Person (the “Manager”), every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws and applicable law; and any such contract may provide for one or more agents who shall perform all or part of the obligations of the Manager under such contract and contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine, including, without limitation, authority to determine from time to time what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust’s investments. The Trustees may also, at any time and from time to time, contract with the Manager or any other corporation, trust, association or other Person, appointing it exclusive or nonexclusive distributor or underwriter for the Shares, every such contract to comply with such requirements and restrictions as may be set forth in the Bylaws and applicable law; and any such contract may contain such other terms interpretive of or in addition to said requirements and restrictions as the Trustees may determine.

The fact that:

(a)            any of the Shareholders, Trustees or officers of the Trust is a shareholder, director, officer, partner, trustee, employee, manager, underwriter or distributor or agent of or for any corporation, trust, association or other Person, or of or for any parent or affiliate of any Person, with which a management contract, or underwriter’s or distributor’s contract, or transfer, shareholder servicing or other agency contract may have been or may hereafter be made, or that any such Person, or any parent or affiliate thereof, is a Shareholder or has an interest in the Trust, or that

(b)            any corporation, trust, association or other Person with which a management contract or underwriter’s or distributor’s contract or transfer, shareholder servicing or other agency contract may have been or may hereafter be made also has a management contract, or underwriter’s or distributor’s contract or transfer, shareholder servicing or other agency contract with one or more other corporations, trusts, associations or other Persons, or has other business or interests, including competitive business or interests, shall not affect the validity of any such contract or disqualify any Shareholder, Trustee or officer of the Trust from voting upon or executing the same or create any liability or accountability to the Trust or its Shareholders.

ARTICLE V

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 5.1          Definitions. For the purpose of this Article V, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, another Person controlled by, controlling or under common control or common management with such Person.

“Beneficial Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including through a nominee), and shall include, but not be limited to, interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner”, “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Charitable Trust as determined pursuant to Section 5.3.7, provided that each such organization shall be described in Sections 501(c)(3), 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and 170(c)(2) of the Code and contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. If the Code shall cease to so define a charitable organization, “Charitable Beneficiary” shall mean an entity organized to do work for charitable purposes and not for profit.

“Charitable Trust” shall mean any trust provided for in Sections 5.2.1(b) and 5.3.1.

“Charitable Trustee” shall mean each Person, unaffiliated with the Trust and any Prohibited Owner, that is appointed by the Trust from time to time to serve as a trustee of a Charitable Trust as provided by Section 5.3.1.

“Constructive Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including through a nominee), and shall include any interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, or treated as beneficially owned under Rule 13d-3 under the Exchange Act. The terms “Constructive Owner”, “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Equity Shares” shall mean all Shares of all classes and series, including, without limitation, Common Shares and Preferred Shares.

“Excepted Holder” shall mean (a) a Shareholder for whom an Excepted Holder Limit (if any) is created by this Article V or by the Board of Trustees pursuant to Section 5.2.6, (b) Tremont Capital, (c) RMR, (d) the Managed Entities and (e) Affiliates of Tremont Capital, RMR or the Managed Entities.

“Excepted Holder Limit” shall mean, provided that and only so long as the affected Excepted Holder complies with all of the requirements (if any) established by the Board of Trustees pursuant to Section 5.2.6, the percentage limit (if any) established by the Board of Trustees with respect to such Excepted Holder.

“Managed Entities” shall mean the Persons to whom RMR, directly or indirectly, provides management services.

“Market Price” with respect to Equity Shares on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported on the principal consolidated transaction reporting system with respect to such Equity Shares, or if such Equity Shares are not listed or admitted to trading on any National Securities Exchange, the last sale price in the over-the-counter market, or if no trading price is available for such Equity Shares, the fair market value of such Equity Shares as determined by the Board of Trustees.

“National Securities Exchange” shall mean a securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

“Ownership Limit” shall mean (a) with respect to Common Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Common Shares outstanding at the time of determination and (b) with respect to any other class or series of Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Shares of such class or series outstanding at the time of determination.

“Prohibited Owner” shall mean any Person that, but for the provisions of this Article V, would Beneficially Own or Constructively Own Equity Shares causing an Ownership Violation (as defined in Section 5.2.1(b)) and, if appropriate in the context, shall also mean any Person that would have been the holder of record on the books of the Trust or the Trust’s transfer agent of Equity Shares that the Prohibited Owner would have so owned.

“RMR” shall mean The RMR Group Inc., a Maryland corporation, its successors and assigns, and their consolidated subsidiaries, together and each individually.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event (or any agreement to take any such action or cause any such event) that causes, or but for the provisions of this Article V would cause, any Person to acquire Beneficial Ownership or Constructive Ownership of Equity Shares or the right to vote or receive distributions on Equity Shares, including without limitation (a) any change in the capital structure of the Trust which has the effect of increasing the total equity interest of any Person in the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Equity Shares by application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, (c) the grant or exercise of any option or warrant (or any disposition of any option or warrant, or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire Equity Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right, and (e) transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Equity Shares, in each case, whether voluntary or involuntary, whether owned of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 5.2      Equity Shares.

5.2.1            Ownership Limitations.

(a)            Basic Restrictions.

(i)            No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Equity Shares in excess of the Ownership Limit.

(ii)            No Excepted Holder shall Beneficially Own or Constructively Own Equity Shares in excess of the Excepted Holder Limit (if any) applicable to such Excepted Holder.

(iii)            No Person shall Beneficially Own or Constructively Own Equity Shares to the extent that such Beneficial Ownership or Constructive Ownership of Equity Shares would result in the Trust failing to qualify for taxation as a REIT, including such Beneficial Ownership or Constructive Ownership resulting in the Trust (x) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (y) owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust (or its subsidiaries) from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

(iv)            Subject to Section 5.5, notwithstanding any other provisions contained herein, any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

The number and value of the outstanding Equity Shares (or any class or series thereof) held or owned by any Person (including within the meaning of (A) Section 542(a)(2) of the Code as modified by Section 856(h) of the Code, or (B) Section 856(d) of the Code) shall be determined by the Board of Trustees, which determination shall be conclusive for all purposes.

(b)            Transfer in Trust or Voided Transfer. If any Transfer occurs (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) which, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Shares in violation of Section 5.2.1(a)(i), Section 5.2.1(a)(ii) or Section 5.2.1(a)(iii), as applicable (any such violation an “Ownership Violation”), then: (i) that number of Equity Shares, the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause an Ownership Violation by such Person (rounded upward to the nearest whole share, and such excess shares, as so rounded, the “Excess Shares”), shall be automatically transferred to a Charitable Trust or Charitable Trusts for the benefit of a Charitable Beneficiary, as described in Section 5.3, effective as of the close of business on the Business Day prior to the date of such determination of such Transfer, and such Person shall acquire no rights in the Excess Shares; or (ii) if the transfer to the Charitable Trust or Charitable Trusts described in Section 5.2.1(b)(i) would not be effective for any reason to prevent an Ownership Violation, then the Transfer of that number of Equity Shares that otherwise would cause an Ownership Violation by any Person (rounded up to the nearest whole share) shall be void ab initio, in which case the intended transferee shall acquire no rights in the Excess Shares.

In determining which Equity Shares are to be transferred to a Charitable Trust in accordance with this Section 5.2.1 and Section 5.3, Equity Shares shall be so transferred to a Charitable Trust in such manner that minimizes the aggregate value of the Equity Shares that are transferred to the Charitable Trust (except to the extent that the Board of Trustees determines that the Equity Shares transferred to the Charitable Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 5.2.1, and to the extent not inconsistent therewith, on a pro rata basis).

(c)            Cooperation. The Shareholder that would otherwise constitute a Prohibited Owner absent the application of the provisions of Section 5.2.1(b) shall use best efforts and take all actions necessary or requested by the Trust to cooperate with effecting the actions taken by the Board of Trustees pursuant to Section 5.2.1(b), including, without limitation, informing the Trust where and by whom any Excess Shares may be held and instructing its agents to cooperate in the prompt implementation and effectuation of the actions so taken by the Board of Trustees.

5.2.2            Remedies for Breach. If the Board of Trustees shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 5.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Equity Shares in violation of Section 5.2.1 (whether or not such violation is intended), the Board of Trustees may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Equity Shares, refusing to give effect to such Transfer on the books of the Trust or the Trust’s transfer agent or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer in violation of Section 5.2.1(a) (or other event that results in a violation of Section 5.2.1(a)) shall automatically result in the transfer to a Charitable Trust as described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees.  Such Person shall be liable, without limitation, for all costs incurred in connection therewith and pursuant to Section 8.9, including the costs and expenses of the Charitable Trustee under Section 5.4. This Section 5.2.2 shall not in any way limit the provisions of Section 5.2.1(b).

5.2.3            Notice of Restricted Transfer. Any Person that acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Equity Shares that will or may violate Section 5.2.1(a), or any Person that would have owned Excess Shares, shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice to the Trust and provide to the Trust such other information as the Trust may request.

5.2.4            Owners Required to Provide Information. Every Person that is a Beneficial Owner or Constructive Owner of five percent or more (or such lower percentage as required by the Code) of any series or any class of outstanding Equity Shares at the time of determination, within 30 days after the end of each taxable year and also within three Business Days after a request from the Trust, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares Beneficially Owned and (if requested by the Trust) Constructively Owned by it, and a description of the manner in which such Equity Shares are held; provided that a Shareholder that holds Equity Shares as nominee for another Person, which other Person is required to include in gross income the distributions received on such Equity Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Equity Shares of such Actual Owner with respect to which the Shareholder is the nominee. Each Person that is a Beneficial Owner or Constructive Owner of Equity Shares and each Person (including the Shareholder) that is holding Equity Shares for a Beneficial Owner or Constructive Owner shall provide in writing to the Trust such information as the Trust may request in order to determine the Trust’s qualification for taxation as a REIT and the Trust’s compliance with other applicable laws or requirements of any governmental authority and to comply with the requirements of any taxing authority or other governmental authority or to determine such compliance.

5.2.5            Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 5.2, Section 5.3 or any definition contained in Section 5.1, the Trustees shall have the power to determine the application of the provisions of this Section 5.2 or Sections 5.1 or 5.3 with respect to any situation based on the facts known to them. In the event Sections 5.1, 5.2 or 5.3 require an action by the Trustees and this Declaration fails to provide specific guidance with respect to such action, the Trustees with the advice of counsel shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 5.1, 5.2 or 5.3.

5.2.6            Exceptions.

(a)            Subject to Section 5.2.1(a)(iii), the Board of Trustees, in its sole discretion, may exempt (prospectively or retroactively) any Person from any of the ownership limitations set forth in Section 5.2.1(a) and establish, increase, or decrease an Excepted Holder Limit for such Person if:  (i) such Person provides to the Board of Trustees, for the benefit of the Trust, such representations and undertakings, if any, as the Board of Trustees may, in its sole discretion, determine to be necessary or advisable in order for it to make the determination that the Beneficial Ownership or Constructive Ownership of Equity Shares by such Person in excess of the Ownership Limit will not now or in the future jeopardize the Trust’s ability to qualify for taxation as a REIT under the Code; (ii) such Person’s ownership of Equity Shares pursuant to an exception granted hereunder (together with the ownership of Equity Shares by all other Persons as permitted under this Article V, taking into account any previously granted exceptions pursuant hereto) would not cause a default under the terms of any contract to which the Trust or any of its subsidiaries is a party or reasonably expects to become a party; (iii) such Person’s ownership of Shares in excess of the Ownership Limit pursuant to the exception requested hereunder (together with the ownership of Shares by all other Persons as permitted under this Article V, taking into account any previously granted exceptions pursuant hereto) is in the best interests of the Trust, as determined by the Board of Trustees; and (iv) such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will give rise to the application of the remedies set forth in Sections 5.2.1(b) and 5.2.2 with respect to Equity Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person unless the Board of Trustees determines that the agreement set forth in this Section 5.2.6(a)(iv) is not necessary or advisable.

(b)            Prior to granting any exception pursuant to Section 5.2.6(a), the Board of Trustees may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification for taxation as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(c)            In determining whether to grant any exemption pursuant to Section 5.2.6(a), the Board of Trustees may, but need not, consider, among other factors, (i) the general reputation and moral character of the Person, (ii) whether the Person’s ownership of Equity Shares would be direct or through ownership attribution, (iii) whether the Person’s ownership of Equity Shares would interfere with the conduct of the Trust’s business, including the Trust’s ability to make additional investments, (iv) whether granting an exemption for the Person would adversely affect any of the Trust’s existing contractual arrangements or the execution of any of the Trust’s strategies or business policies, (v) whether the Person to whom the exception would apply has been approved as an owner of the Trust by all regulatory or other governmental authorities with jurisdiction over the Trust, and (vi) whether the Person to which the exemption would apply is attempting to change control of the Trust or affect its policies in a way that the Board of Trustees, in its sole discretion, considers adverse to the best interests of the Trust or its Shareholders. Nothing in this Section 5.2.6(c) shall be interpreted to mean that the Board of Trustees may not act in its sole discretion in making any determination under Section 5.2.1(b).

(d)            An underwriter or initial purchaser that participates in a public offering, a private placement or a forward sale or distribution of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own or Constructively Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Ownership Limit or the limitations in Section 5.2.1(a)(ii), but only to the extent necessary to facilitate such public offering, private placement or forward sale or distribution as determined by the Board of Trustees.

5.2.7        Increase or Decrease in Ownership Limit. Subject to Section 5.2.1(a)(iii), the Board of Trustees may from time to time increase the Ownership Limit (or any portion thereof) for one or more Persons and decrease the Ownership Limit (or any portion thereof) for all other Persons; provided, however, that (i) any such decreased Ownership Limit (or portion thereof) will not be effective for any Person whose ownership in Equity Shares is in excess of the decreased Ownership Limit (or portion thereof) until such time as such Person’s ownership in Equity Shares equals or falls below the decreased Ownership Limit (or such decreased portion thereof), but any further Transfers of any Equity Shares resulting in such Person’s Beneficial Ownership or Constructive Ownership thereof creating an increased excess over the decreased Ownership Limit (or portion thereof) will be in violation of the decreased Ownership Limit (or portion thereof); and (ii) any new Ownership Limit (or portion thereof) would not result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Equity Shares permitted to be Beneficially Owned under such new Ownership Limit, taking into account clause (i) of this proviso permitting ownership in excess of the decreased Ownership Limit (or portion thereof) in certain cases.

Section 5.3      Transfer of Equity Shares.

5.3.1            Ownership in Charitable Trust. Upon any purported Transfer or other event described in Section 5.2.1(b) that results in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee as trustee or trustees, as applicable, of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 5.3.5). Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 5.2.1(b). Any Charitable Trustee shall be appointed by the Trust and shall be a Person meeting the qualifications set forth in Section 5.1.  Each Charitable Beneficiary shall be designated by the Trust as provided in Section 5.3.7.

5.3.2            Status of Shares Held by a Charitable Trustee. Equity Shares held in trust by a Charitable Trustee shall be issued and outstanding Equity Shares of the Trust.  Except to the extent otherwise provided in this Section 5.3, the Prohibited Owner shall:

(a)            have no rights in the shares held in trust by the Charitable Trustee;

(b)            not benefit economically from ownership of any shares or other property held in trust by the Charitable Trustee;

(c)            have no rights to dividends or other distributions with respect to Equity Shares held in trust by the Charitable Trustee;

(d)            not possess any rights to vote or other rights attributable to the shares held in trust by the Charitable Trustee; and

(e)            have no claim, cause of action or other recourse whatsoever against the purported transferor of such Equity Shares held in trust by the Charitable Trustee.

5.3.3            Ordinary Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to ordinary dividends or other distributions with respect to Equity Shares held in trust by the Charitable Trustee, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 5.3.5). Any ordinary dividend or other distribution paid with respect to any Equity Shares which constituted Excess Shares at such time and prior to the discovery by the Trust that the Equity Shares have been transferred to the Charitable Trustee shall be paid by the Prohibited Owner to the Charitable Trustee upon demand and any ordinary dividend or other distribution authorized but unpaid with respect to such Equity Shares shall be paid when due to the Charitable Trustee. Any ordinary dividends or other distributions so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in trust by the Charitable Trustee and, effective as of the date that Equity Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner with respect to such Equity Shares at any time such Equity Shares constituted Excess Shares with respect to such Prohibited Owner and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, as determined by the Board of Trustees, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article V, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of Shareholders.

5.3.4            Rights upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Equity Shares of the class or series of Equity Shares that is held in trust by the Charitable Trustee, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Equity Shares held in trust by the Charitable Trustee bears to the total number of shares of such class or series of Equity Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Equity Shares held in trust by the Charitable Trustee in any liquidation, dissolution or winding up or distribution of the assets of the Trust, in accordance with Section 5.3.5.

5.3.5            Extraordinary Distribution and Sale of Shares by Charitable Trustee. Unless otherwise directed by the Board of Trustees, as soon as reasonably practicable after receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust (and no later than 20 days after receiving notice in the case of Equity Shares that are listed or admitted to trading on any National Securities Exchange), the Charitable Trustee shall sell the Equity Shares held in trust by the Charitable Trustee (together with the right to receive dividends or other distributions with respect to such Equity Shares as to any Equity Shares transferred to the Charitable Trustee as a result of the operation of Section 5.2.1(b)) to a Person, designated by the Charitable Trustee, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 5.2.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate.  Upon any such sale or any receipt by the Charitable Trust of an extraordinary dividend or other distribution, the Charitable Trustee shall distribute the net proceeds of the sale or extraordinary dividend or other distribution to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 5.3.5. A Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Equity Shares or, if the Prohibited Owner did not give value for the Equity Shares in connection with the event causing the Equity Shares to become Excess Shares (for example, in the case of a gift, devise or other such transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to become Excess Shares, in each case reduced by any amounts previously received by the Prohibited Owner pursuant to this Section 5.3.5 in connection with prior extraordinary dividends or other distributions and (b) the proceeds received by the Charitable Trustee (net of any commissions and other expenses of the Charitable Trustee and the Trust as provided in Section 5.4) from the sale or other disposition of the Equity Shares held in trust by the Charitable Trustee plus any extraordinary dividends or other distributions received by the Charitable Trustee.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of ordinary dividends or other distributions which have been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 5.3.3.  Any net sales proceeds and any extraordinary dividends or other distributions in excess of the amount payable to the Prohibited Owner shall be paid to the Charitable Beneficiary, less the costs, expenses and compensation of the Charitable Trustee and the Trust as provided in Section 5.4. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee, such Equity Shares are sold by a Prohibited Owner, then (a) such Equity Shares shall be deemed to have been sold on behalf of the Charitable Trust and (b) to the extent that the Prohibited Owner received an amount for such Equity Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 5.3.5, such excess shall be paid promptly to the Charitable Trustee upon demand.

5.3.6            Trust’s Purchase Right in Excess Shares. Notwithstanding any transfer of Excess Shares to a Charitable Trust pursuant to this Article V, Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such Equity Shares becoming Excess Shares (or, if the Prohibited Owner did not give value for such Equity Shares, such as in the case of a gift, devise or other such transaction, the Market Price per Equity Share on the day of the event causing the Equity Shares to become Excess Shares) and (b) the Market Price per share on the date the Trust, or its designee, accepts such offer.  The Trust shall have the right to accept such offer until the Charitable Trustee, if any, has sold the Equity Shares held in trust by the Charitable Trustee, if any, pursuant to Section 5.3.5. Upon such a sale to the Trust, if a Charitable Trust has been established pursuant to this Article V, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate.  The Charitable Trustee shall distribute the net proceeds of the sale in accordance with Section 5.3.5.

5.3.7            Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate from time to time one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Equity Shares held in trust by the Charitable Trustee would not violate the restrictions set forth in Section 5.2.1(a) in the hands of such Charitable Beneficiary and (b) contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The Charitable Beneficiary shall not obtain any enforceable right to the Charitable Trust or any of its trust corpus until so designated and thereafter any such rights remain subject to the provisions of this Article V, including Section 5.3.8.  Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided for in Section 5.2.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.  The Trust may, in its sole discretion, designate a substitute or additional nonprofit organization meeting the requirements of this Section 5.3.7 as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Trust with respect to the application of this Article V shall be binding on each Charitable Beneficiary.

5.3.8            Retroactive Changes. Notwithstanding any other provisions of this Article V, the Board of Trustees is authorized and empowered to retroactively amend, alter or repeal any rights which the Charitable Trust, the Charitable Trustee or the Charitable Beneficiary may have under this Article V, including, without limitation, granting retroactive Excepted Holder status to any otherwise Prohibited Owner, with the effect of any transfer of Excess Shares to a Charitable Trust being fully and retroactively revoked; provided, however, that the Board of Trustees shall not have the authority or power to retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the Charitable Trustee pursuant to Section 5.4.

Section 5.4      Costs, Expenses and Compensation of Charitable Trustee and the Trust.

5.4.1            Indemnification of the Charitable Trustee. The Charitable Trustee shall be indemnified by the Trust or from the proceeds from the sale of Equity Shares held in trust by the Charitable Trustee, as further provided in this Article V, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article V.

5.4.2            Compensation. The Charitable Trustee shall be entitled to receive reasonable compensation for services provided by the Charitable Trustee in connection with serving as a Charitable Trustee, the amount and form of which shall be determined by agreement of the Board of Trustees and the Charitable Trustee.

5.4.3            Reimbursement of Costs, Expenses and Compensation. Costs, expenses and compensation payable to the Charitable Trustee pursuant to Sections 5.4.1 and 5.4.2 may be funded from the Charitable Trust or by the Trust. The Trust shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Charitable Trustee pursuant to Sections 5.4.1 and 5.4.2) from the Charitable Trust for any such amounts funded by the Trust. Costs and expenses incurred by the Trust in the process of enforcing the ownership limitation set forth in Section 5.2.1(b), in addition to reimbursement of costs, expenses and compensation of the Charitable Trustee which have been funded by the Trust, may be collected from the Charitable Trust; provided, however, that the ability of the Trust to fund its costs from the Charitable Trust shall not relieve the Prohibited Owner from his or her obligation to reimburse the Trust for costs under Section 8.9, except to the extent the Trust has in fact been previously paid from the Charitable Trust; nor will the possibility of the Trust receiving payment from the Charitable Trust create a marshalling obligation which would require the Trust to reimburse itself from the Charitable Trust before enforcing the Trust’s claims under Section 8.9 or otherwise.

Section 5.5      Transactions on a National Securities Exchange.  Nothing in this Article V shall preclude the settlement of any transaction entered into through the facilities of a National Securities Exchange or any automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article V and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article V.

Section 5.6      Authority and Enforcement.  The Board of Trustees shall have all power and authority necessary or advisable to implement the provisions of this Article V. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article V. Nothing contained in this Article V shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders in preserving the Trust’s qualification for taxation as a REIT.

Section 5.7      Non-Waiver. No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

Section 5.8      Enforceability. If any of the restrictions on Transfer of Equity Shares contained in this Article V are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then, to the maximum extent permitted by law, the Prohibited Owner may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Equity Shares and to hold such Equity Shares on behalf of the Trust.

Section 5.9      Continued Effect. The provisions of this Article V shall continue in full force and effect indefinitely, regardless of whether or not the Trust qualifies as a REIT.

Section 5.10      Legend. Each certificate for Shares, if any, shall bear a legend describing the restrictions on transferability of Shares contained herein or, instead of a legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

ARTICLE VI

SHAREHOLDERS’ VOTING POWERS AND MEETINGS

Section 6.1      General. Except as otherwise provided in this Article VI or elsewhere in this Declaration, Shareholders shall have such power to vote as is provided for in, and shall and may hold meetings and take actions pursuant to, the provisions of the Bylaws.

Section 6.2      Voting Powers as to Certain Transactions.

(a) Unless otherwise required by law, the following actions may be taken if authorized and approved by the affirmative vote or consent of at least 75% of the Trustees then in office without the need for Shareholder approval:

(i)            the merger or consolidation or share exchange of the Trust with or into any other Person or company (including, without limitation, a partnership, corporation, joint venture, business trust, common law trust or any other business organization) or of any such Person or company with or into the Trust;

(ii)            the conversion of the Trust into a corporation, limited liability company, partnership, real estate investment trust or any other entity into which the Trust can be converted under the laws of the State of Maryland;

(iii)            the sale, lease or transfer of all or substantially all of the Trust’s assets; or

(iv)            the liquidation or termination of the Trust;

provided that, if any of the actions described in this Section 6.2(a) are not approved by the affirmative vote or consent of at least 75% of the Trustees then in office, then it shall be necessary for such action to be approved by the affirmative vote or consent of at least a majority of the Trustees then in office and at least a majority of all the votes cast (or the least amount legally permitted if higher than a simple majority of all votes cast) at a meeting of Shareholders duly called and at which a quorum is present (by class or series or in combination as may be established in the Bylaws or by the Trustees).

(b)            Notwithstanding anything to the contrary in Section 6.2(a), the granting of a pledge or security interest in all or substantially all of the Trust’s assets may be done by majority vote of the Trustees then in office and without Shareholder approval even if such pledge may result in sale or transfer of all or substantially all of the Trust’s assets in the event that the Trust defaults upon obligations which are secured by such security interest or pledge.

Section 6.3      Voting Rights. Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 4.1 and the removal of Trustees as provided in Section 4.2; (b) amendment of this Declaration as provided in Section 11.2; (c) the matters provided for in Section 6.2(a) if the matters are not approved by the affirmative vote or consent of at least 75% of the Trustees then in office; (d) such other matters required by applicable law to be approved by Shareholders; and (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification. Except with respect to the matters set forth in clauses (a) through (d) of this Section 6.3, no action taken by the Shareholders at any meeting shall in any way bind the Board of Trustees.

Section 6.4      Shareholder Meetings. Except as required by applicable law, actions by Shareholders which are required or permitted may only be taken at a meeting, and Shareholder meetings may only be called by the Trustees.

Section 6.5      Inspection of Records. Shareholders shall have no right under the Act to inspect the records of the Trust, including, without limitation, Shareholder lists, documents, accounts and books of the Trust. All Shareholders’ requests to inspect the records of the Trust shall be submitted by Shareholders to the Trustees in writing. Upon receipt of such requests, the Trustees may establish procedures for such inspections. To preserve the integrity of the Trust’s records, the Trustees may provide certified copies of Trust records rather than originals. The Trustees shall not be required to create records or obtain records from third parties to satisfy Shareholders’ requests. The Trustees may require Shareholders to pay in advance or otherwise indemnify the Trust for the costs and expenses of Shareholders’ inspection of records. Nothing in this Section 6.5 is intended nor shall be construed to permit Shareholders to inspect the records of the Trust except as may be permitted by the Trustees.

ARTICLE VII

DISTRIBUTIONS

Section 7.1      Distributions. The Trustees may each year, or more frequently if they so desire, but need not, authorize the Trust to distribute to the Shareholders of any or all classes or series of Shares such income and gains, accrued or realized, as the Trustees may determine, after providing for actual and accrued expenses and liabilities (including such reserves as the Trustees may establish) determined in accordance with good accounting practices and subject to the preferences, special or relative rights and privileges of the various classes or series of Shares. The Trustees shall have full discretion to determine which items shall be treated as income and which items as capital and their determination shall be binding upon the Shareholders. Distributions of income for each year or other period, if any be made, may be made in one or more payments, which shall be in Shares, in cash or otherwise and on a date or dates and as of a record date or dates determined by the Trustees. At any time and from time to time in their discretion, the Trustees may authorize the Trust to distribute to the Shareholders as of a record date or dates determined by the Trustees, in Shares, in cash or otherwise, all or part of any gains realized on the sale or disposition of property or otherwise, or all or part of any other principal of the Trust. Each distribution pursuant to this Section 7.1 to the Shareholders of a particular class or series shall be made ratably according to the number of Shares of such class or series held by the several Shareholders on the applicable record date thereof, provided, that, no distribution need be made on Shares purchased pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determine. Any such distribution paid in Shares will be paid at such value as may be specified by the Bylaws or as the Trustees may from time to time determine, subject to applicable laws and regulations then in effect.

ARTICLE VIII

DUTIES, LIABILITY LIMITATION, INDEMNIFICATION, TRANSACTIONS WITH THE TRUST AND IMPACT OF CORPORATE LAW

Section 8.1      Generally. The duties of the Trustees shall be as provided by this Declaration. Each Trustee shall exercise such rights and powers vested in the Trustees by the Act, this Declaration and the Bylaws in good faith, in a manner that the Trustee reasonably believes to be in the best interests of the Trust, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A Trustee’s act, or failure to act, shall be presumed to satisfy the standards set forth in the preceding sentence. No Trustee shall have or be deemed to have any fiduciary or other duty to the Trust, any Shareholder, any Trustee, or any other person, except for such duties expressly provided by this Declaration. The provisions of this Declaration, to the extent that they restrict or otherwise limit the duties and liabilities of the Trustees otherwise existing under applicable law are agreed by the parties hereto to replace such other duties and liabilities of the Trustees.

Section 8.2      Limitation of Trustee Liability. The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, manager or underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee. To the maximum extent permitted by Maryland law in effect from time to time permits the limitation of the liability of trustees and officers of a statutory trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Every note, bond, contract, instrument, certificate, Share or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to their or his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

Section 8.3      Indemnification of Shareholders. In the event that any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his or her being or having been a Shareholder and not because of his or her acts or omissions or for some other reason, the Shareholder or former Shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be indemnified by the Trust out of the Trust’s property against all loss and expense arising from such liability.

Section 8.4      Indemnification of Trustees, Officers etc. To the maximum extent permitted by Maryland law in effect from time to time, the Trust may indemnify a Trustee or officer (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) (hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including, without limitation, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of the Trust. Expenses, including counsel fees incurred by any such Covered Person, may be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this Article VIII.

Section 8.5      Indemnification Not Exclusive. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article VIII, the term “Covered Person” shall include such person’s heirs, executors and administrators. Nothing contained in this Article VIII shall affect any rights to indemnification to which personnel of the Trust, other than Trustees and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of such person; provided, however, that the Trust shall not purchase or maintain any such liability insurance in contravention of applicable law.

Section 8.6      Transactions Between the Trust and its Trustees, Officers, Employees and Agents. (a)  Subject to any express restrictions adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind, whether or not any of its Trustees, officers, employees or agents has a financial interest in such transaction, with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust or in which a Trustee, officer, employee or agent of the Trust has a material financial interest. To the extent permitted by applicable law, a contract or other transaction between the Trust and any Trustee or between the Trust and Tremont Capital, or any other corporation, trust, firm, or other entity in which any Trustee is a director or trustee or has a material financial interest shall not be void or voidable if:

(i)            The fact of the common directorship, trusteeship or interest is disclosed or known to the Trustees or a proper committee thereof, and the Trustees or such committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of disinterested Trustees, even if the disinterested Trustees constitute less than a quorum; or

(ii)            The contract or transaction is authorized, approved, or ratified by a majority of Shares voted or, if applicable law does not permit approval by a percentage of Shares voted, the vote required shall be a majority (or the least amount legally permitted if higher than the majority) of Shares outstanding and entitled to vote; or

(iii)            The contract or transaction is fair and reasonable to the Trust.

(b)            Whether or not they may be legally entitled to vote on the matters described in this Section 8.6, interested Trustees or the Shares owned by them or by an interested corporation, trust, firm or other entity may be counted in determining the presence of a quorum at a meeting of the Trustees or a committee thereof or at a meeting of the Shareholders, as the case may be, at which the contract or transaction is authorized, approved or ratified.

(c)            The failure of a contract or other transaction between the Trust and any Trustee or between the Trust and Tremont Capital or any other corporation, trust, firm, or other entity in which any Trustee is a director or trustee or has a material financial interest to satisfy the criteria set forth in Section 8.6(a) shall not create any presumption that such contract or other transaction is void, voidable or otherwise invalid, and any such contract or other transaction shall be valid to the fullest extent permitted by applicable law.

Section 8.7      General Corporation Law. To the fullest extent permitted by applicable law, the establishment of Trustees limitation of liability as set forth in Section 8.2 and the providing of indemnity or contracting with related parties described in this Article VIII in accordance with terms and procedures not materially less favorable to the Trust than the maximum discretion and maximum indemnification permitted by the Maryland General Corporation Law (as in effect at the time such provision was adopted or such contract or transaction was entered into or as it may thereafter be in effect) shall be deemed to have satisfied the criteria set forth in this Article VIII; but nothing herein is intended to require that the terms and procedures established by the Maryland General Corporation Law shall be required to limit liability, to provide indemnification or for contracting as set forth in this Article VIII.

Section 8.8      Right of Trustees, Officers, Employees and Agents to Own Shares or Other Property and to Engage in Other Business. Subject to any restrictions which may be adopted by the Trustees in the Bylaws or otherwise, any Trustee or officer, employee or agent of the Trust may acquire, own, hold and dispose of Shares in the Trust, for his or her individual account, and may exercise all rights of a Shareholder to the same extent and in the same manner as if he or she were not a Trustee or officer, employee or agent of the Trust. Any Trustee or officer, employee or agent of the Trust may, in his or her personal capacity or in the capacity of trustee, officer, director, stockholder, partner, member, advisor or employee of any Person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with those of the Trust and may include the investing in securities of real estate or other companies or in other interests in Persons engaged in real estate or other businesses. Each Trustee, officer, employee and agent of the Trust shall be free of any obligation to present to the Trust any investment opportunity which comes to him or her in any capacity other than solely as Trustee, officer, employee or agent of the Trust even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust. Any Trustee or officer, employee or agent of the Trust may be interested as trustee, officer, director, stockholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in: (a) any Person who may be engaged to render advice or services to the Trust, (b) any Person in which the Trust has invested or may invest, (c) any Person from which the Trust has purchased or may purchase securities or other property and (d) any Person to which the Trust has sold or may sell securities or other property; and such Trustee, officer, employee or agent of the Trust may receive compensation from such other Person as well as compensation as Trustee, officer, employee or agent or otherwise hereunder. None of these activities shall be deemed to conflict with his or her duties and powers as Trustee or officer, employee or agent of the Trust.

Section 8.9      Indemnification of the Trust. To the fullest extent permitted by law, each Shareholder will be liable to the Trust for, and indemnify and hold harmless the Trust (and any subsidiaries or affiliates thereof) from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable attorneys’ and other professional fees, whether third party or internal, arising from such Shareholder’s breach or failure to fully comply with any covenant, condition or provision of this Declaration or the Bylaws or any action against the Trust in which such Shareholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the lesser of the Trust’s highest marginal borrowing rate, per annum compounded, and the maximum amount permitted by law, from the date such costs or the like are incurred until the receipt of payment.

Section 8.10      Trustees, Shareholders, etc. Not Personally Liable; Notice. All persons extending credit to, contracting with or having any claim against the Trust or a particular series or class of Shares shall look only to the assets of the Trust for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor.

Section 8.11      Trustees and Officers Good Faith Action, Expert Advice, No Bond or Surety. The exercise by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested. The Trustees or officers may take advice of counsel or other experts with respect to the meaning and operation of this Declaration, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. The Trustees and officers shall not be required to give any bond as such, nor any surety if a bond is required.

Section 8.12      Liability of Third Persons Dealing with Trustees. No person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trustees or to see to the application of any payments made or property transferred to the Trust or upon its order.

ARTICLE IX

REGULATORY COMPLIANCE AND DISCLOSURE

Section 9.1      Actions Requiring Regulatory Compliance Implicating the Trust. If any Shareholder (whether individually or constituting a group, as determined by the Board of Trustees), by virtue of such Shareholder’s ownership interest in the Trust or actions taken by the Shareholder affecting the Trust, triggers the application of any requirement or regulation of any federal, state, municipal or other governmental or regulatory body on the Trust or any subsidiary (as defined below) of the Trust or any of their respective businesses, assets or operations, including, without limitation, any obligations to make or obtain a Governmental Action (as defined below), such Shareholder shall promptly take all actions necessary and fully cooperate with the Trust to ensure that such requirements or regulations are satisfied without restricting, imposing additional obligations on or in any way limiting the business, assets, operations or prospects of the Trust or any subsidiary of the Trust. If the Shareholder fails or is otherwise unable to promptly take such actions so to cause satisfaction of such requirements or regulations, the Shareholder shall promptly divest a sufficient number of shares of the Trust necessary to cause the application of such requirement or regulation to not apply to the Trust or any subsidiary of the Trust. If the Shareholder fails to cause such satisfaction or divest itself of such sufficient number of shares of the Trust by not later than the 10th day after triggering such requirement or regulation referred to in this Section 9.1, then any shares of the Trust beneficially owned by such Shareholder at and in excess of the level triggering the application of such requirement or regulation shall be deemed to constitute shares held in excess of the Ownership Limit set forth in Article V and be subject to the provisions of Article V and any actions triggering the application of such a requirement or regulation may be deemed by the Trust to be of no force or effect. Moreover, if the Shareholder who triggers the application of any regulation or requirement fails to satisfy the requirements or regulations or to take curative actions within such 10 day period, the Trust may take all other actions which the Board of Trustees deems appropriate to require compliance or to preserve the value of the Trust’s assets; and the Trust may charge the offending Shareholder for the Trust’s costs and expenses as well as any damages which may result to the Trust. For purposes of this Article IX, (a) “Governmental Action” shall mean the consent, approval or other action of any federal, state, municipal or other governmental or regulatory body and (b) “subsidiary” shall include, with respect to a person, any corporation, partnership, joint venture or other entity of which such person (A) owns, directly or indirectly, 10% or more of the outstanding voting securities or other interests or (B) has a person designated by such person serving on, or a right, contractual or otherwise, to designate a person, so to serve on, the board of directors (or analogous governing body).

Section 9.2      Compliance With Law. Shareholders shall comply with all applicable requirements of federal and state laws, including all rules and regulations promulgated thereunder, in connection with such Shareholder’s ownership interest in the Trust and all other laws which apply to the Trust or any subsidiary of the Trust or their respective businesses, assets or operations and which require action or inaction on the part of the Shareholder.

Section 9.3      Limitation on Voting Shares or Proxies. Without limiting the provisions of Section 9.1, if a Shareholder (whether individually or constituting a group, as determined by the Board of Trustees), by virtue of such Shareholder’s ownership interest in the Trust or its receipt or exercise of proxies to vote Shares owned by other Shareholders, would not be permitted to vote the Shareholder’s Shares or proxies for Shares in excess of a certain amount pursuant to applicable law but the Board of Trustees determines that the excess Shares or Shares represented by the excess proxies are necessary to obtain a quorum, then such Shareholder shall not be entitled to vote any such excess Shares or proxies, and instead such excess Shares or proxies may, to the fullest extent permitted by law, be voted by the Tremont Capital (or by another person designated by the Trustees) in proportion to the total Shares otherwise voted on such matter.

Section 9.4      Representations, Warranties and Covenants Made to Governmental or Regulatory Bodies. To the fullest extent permitted by law, any representation, warranty or covenant made by a Shareholder with any governmental or regulatory body in connection with such Shareholder’s interest in the Trust or any subsidiary of the Trust shall be deemed to be simultaneously made to, for the benefit of and enforceable by, the Trust and any applicable subsidiary of the Trust.

Section 9.5      Board of Trustees’ Determinations. The Board of Trustees shall be empowered to make all determinations regarding the interpretation, application, enforcement and compliance with any matters referred to or contemplated by this Article IX.

ARTICLE X

MISCELLANEOUS

Section 10.1      Duration and Termination of Trust. Unless terminated as provided in Article VI, the Trust shall continue without limitation of time. Upon termination of the Trust, after paying or otherwise providing for all charges, taxes, expenses and liabilities, whether due or accrued or anticipated of the Trust, as may be determined by the Trustees, the Trust shall in accordance with such procedures as the Trustees consider appropriate reduce the remaining assets to distributable form in cash or shares or other property, and distribute the proceeds to the Shareholders ratably according to the number of Shares and according to the series or class held by the several Shareholders on the date of termination. Any series or class of Shares other than Common Shares may be terminated or redeemed by the Trust pursuant to terms established by the Trustees or in the Bylaws. A termination or redemption of Common Shares shall be considered a liquidation or termination of the Trust and shall only be accomplished pursuant to the terms established in Article VI, provided, however, a partial redemption or termination of Common Shares of up to 10% of the number of Common Shares outstanding in any 12 month period (the 10% amount being determined on the day before the first redemption or termination in each such 12 month period) may be accomplished by the Trust pursuant to a vote of 75% of the Trustees then in office.

Section 10.2      Filing of Copies, References, Headings. The original or a copy of this instrument and of each amendment hereto shall be kept at the office of the Trust, where it may be inspected by any Shareholder. Each amendment hereto shall become effective when such amendment is authorized pursuant to the provisions hereto unless a later date is specified. Anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any such amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the Trust to be a copy of this instrument or of any such amendments. In this instrument and in any such amendment, references to this instrument, and all expressions like “herein”, “hereof”, and “hereunder”, shall be deemed to refer to this instrument as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this instrument. This instrument may be executed in any number of counterparts, each of which shall be deemed an original.

Section 10.3      Applicable Law. This Declaration is created under and is to be governed by and construed and administered according to the laws of the State of Maryland; provided, however, that notwithstanding the provisions of Section 12-102(a) of the Act, to the maximum extent permitted by applicable law, no law of the State of Maryland (whether common, statutory, or other law) pertaining to trusts, if and to the extent inconsistent with the provisions of this Declaration, shall be applicable to the Trust or the parties to this Declaration. The Trust is a Maryland statutory trust, and, without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust and the Trustees may excise all powers which are ordinarily exercised by trustees of such a trust.

Section 10.4      Trust Only. It is the intention of the Trustees to create only the relationship of Trustee and beneficiary between the Trustees and each Shareholder from time to time. It is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a trust. Nothing in this Declaration shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association. Nothing in this Declaration, however, shall prevent the Trust from being a corporation or association for tax purposes.

Section 10.5      Address of the Trust and Trustees; Agent for Service of Process. The name of the resident agent of the Trust in the State of Maryland is CSC-Lawyers Incorporation Service Company, whose address is 7 St. Paul St. Suite 820, Baltimore, MD 21202. The resident agent is a Maryland corporation. The principal office of the Trust in the State of Maryland is c/o CSC-Lawyers Incorporation Service Company, 7 St. Paul St. Suite 820, Baltimore, MD 21202. The Trust may have other offices and may change its principal office address by vote of its Trustees. The offices of the Trust and the Trustees, including the principal office, may be located within or outside Maryland.

ARTICLE XI

AMENDMENTS, BYLAWS AND CONSTRUCTION

Section 11.1      Amendments by Trustees. Amendments to this Declaration for the purpose of (a) changing the name of the Trust, (b) changing the domicile of the Trust without changing the substance of this Declaration (other than changes made in light of any such change in domicile which the Board of Trustees determines appropriate) or (c) supplying any omission, curing any ambiguity, correcting any defective or inconsistent provision or error or clarifying the meaning and intent of this Declaration, may be made at any time by the Board of Trustees, in its sole discretion, without Shareholder approval. Amendments to the Certificate of Trust for any purpose may be made at any time by the Board of Trustees without Shareholder approval.

Section 11.2      Amendments by Shareholders and Trustees.

(a)            Except as otherwise provided in Sections 11.1 and 11.2(b), the affirmative vote of a majority of Trustees then in office and at least 75% of the Shares outstanding and entitled to vote (by class or series or in combination as may be established in the Bylaws or by the Board of Trustees) shall be required to amend, alter, change or repeal any provision of this Declaration.

(b)            Notwithstanding anything to the contrary in Section 11.2(a), if an amendment to this Declaration is approved by 75% of the Trustees then in office, no Shareholder approval will be required for that amendment to be effective, except to the extent Shareholder approval is required by applicable law; and, if applicable law requires Shareholder approval, the vote required shall be the lesser of a majority of Shares voted or the least amount legally required.

Section 11.3      Bylaws. The Board of Trustees may adopt, amend, change or repeal Bylaws which shall govern the conduct of business by this Trust. Except as they may directly contradict provisions of this Declaration, the Bylaws may implement and interpret this Declaration.

Section 11.4      Construction. If any provision of this Declaration is determined to be unlawful by a court or regulatory body of competent jurisdiction, the remainder of this Declaration shall remain in full force and effect and the offending provision shall be construed to achieve the purpose of the offending provision to the extent legally possible. The re-construction of an unlawful provision shall be made by the Board of Trustees, or, in the absence of action by the Board of Trustees, by the court or regulatory body which determined the provision to be unlawful.

[signature page follows]

IN WITNESS HEREOF, this Amended and Restated Agreement and Declaration Of Trust has been executed as of the date and year first above written, by the undersigned President of the Trust.

SEVEN HILLS REALTY TRUST

By:	/s/ Thomas J. Lorenzini
Thomas J. Lorenzini, President

[signature page to Declaration of Trust of Seven Hills Realty Trust]